AGREEMENT


     This Agreement is entered into by David H. Russell ("Russell") and Shoe Carnival, Inc. ("Shoe Carnival").

                                R E C I T A L S:

     A. Russell is the founder and former chief executive officer of Shoe Carnival, and is currently employed by Shoe Carnival as its Vice Chairman. The geographic scope of Russell's employment with Shoe Carnival has been coextensive with the scope of Shoe Carnival's operations.

     B. During his employment with Shoe Carnival, Russell has become well acquainted with the affairs of Shoe Carnival, its officers and employees, its services and business practices, the needs and requirements of its customers and prospective customers, its trade secrets, and other proprietary and confidential information, and Russell has developed business relationships and good will in the retail footwear industry.

     C.  Russell  and  Shoe  Carnival  have  mutually   decided  that  Russell's
employment with Shoe Carnival will terminate effective May 1, 1997. Shoe Carnival desires to have the continuing benefit of Russell's experience and expertise relating to certain aspects of Shoe Carnival's business, and to that end, desires to retain Russell as a business consultant following the termination of his employment, and Russell is willing to serve as such, all pursuant to the terms and conditions of this Agreement. The geographic scope of Russell's duties as a consultant for Shoe Carnival will be coextensive with the geographic scope of Shoe Carnival's operations.

     D. Shoe Carnival desires to induce Russell to agree, and Russell is willing to agree, that, except as specifically provided in this Agreement, he will not engage in competition with, nor serve as a consultant for or employee of a business enterprise that is in competition with, the business of Shoe Carnival during the term of his consulting relationship with Shoe Carnival and for a period of 24 months thereafter, all as more specifically provided in this Agreement.

     E. Russell's employment relationship with Shoe Carnival has been covered by, among other things, the Age Discrimination Employment Act of 1967 (the "ADEA"). To obtain certain special severance benefits, Russell is willing to waive any rights or claims against Shoe Carnival that may have arisen or may arise under the ADEA on or before the date he signs this Agreement and any other claims he may have against Shoe Carnival.

     F. The parties desire that Russell keep the terms and conditions of this Agreement strictly confidential.

     NOW, THEREFORE, in consideration of the premises and in consideration of the covenants and agreements recited and made in this Agreement, the parties hereby agree as follows:

                               A G R E E M E N T:

     1. Termination of Employment. Russell's employment with Shoe Carnival will terminate effective May 1, 1997. Russell and Shoe Carnival agree that from the time Russell signs this Agreement, he will have no other job duties or responsibilities with Shoe Carnival outside of the consulting function described in Paragraph 3. The preceding sentence is not intended to prohibit Russell from continuing to serve as a member of the Board of Directors of Shoe Carnival.

     (a) Automobile Lease. Shoe Carnival currently leases an automobile for Russell's use and has procured and pays the premiums for insurance on that automobile. Russell and Shoe Carnival agree that, on or before the date Russell executes this Agreement, the lease for that vehicle will be canceled, and the vehicle will be returned to the lessor. Shoe Carnival agrees that it will pay the lease cancellation charges, but Russell agrees that if the lease cancellation charges exceed $15,000, the lump sum payment payable to Russell under Subparagraph 3(a) of the Agreement shall be reduced by the amount by which the lease cancellation charges exceed $15,000.

     (b) Club Memberships. Shoe Carnival currently maintains and pays the cost of club memberships for Russell at Oak Meadow and the Petroleum Club. Shoe Carnival and Russell agree that, effective May 1, 1997, the Oak Meadow membership shall revert to Shoe Carnival. Shoe Carnival and Russell further agree that, prior to May 1, 1997, Russell shall make arrangements, acceptable to Shoe Carnival, to assume responsibility for and pay all costs associated with the Petroleum Club membership. Russell hereby agrees to indemnify and hold harmless Shoe Carnival for any and all costs associated with the Petroleum Club membership incurred on or after May 1, 1997.

     2. Severance Benefits. Shoe Carnival will provide the following severance benefits to Russell.

     (a) Lump Sum Payment. Subject to Subparagraph 1(a)of this Agreement, Shoe Carnival will provide severance pay to Russell in the form of a lump sum payment in the amount of $430,000, less applicable tax withholding, to be paid on the later of (1) May 1, 1997, or (2) the expiration of the revocation period described in Subparagraph 5(c).


     (b) Forgiveness of Indebtedness. Shoe Carnival agrees that, effective upon Russell's execution of this Agreement, it will forgive its account receivable from Russell in the amount of $38,046. Shoe Carnival further agrees that, upon Russell's execution of this Agreement, Shoe Carnival will forgive the principal amount of $158,220 and all interest (which totals $12,874 through May 1, 1997) on that certain promissory note from Russell to Shoe Carnival dated November 1, 1992.

     (c) COBRA Continuation Coverage. Russell will be given health insurance continuation coverage rights under the federal law known as COBRA. In the event Russell elects COBRA continuation coverage, for himself or any eligible dependent of Russell, Russell will be responsible for paying the cost of that continuation coverage.

     (d) Treatment of Termination under Stock Option Plan. Shoe Carnival and Russell hereby agree that, in light of Russell's age and years of service to Shoe Carnival, Russell's termination of employment shall be deemed to be retirement for purposes of Shoe Carnival's 1993 Stock Option and Incentive Plan.

     3. Consulting Arrangement. Shoe Carnival hereby agrees to retain Russell as a business consultant, and Russell hereby agrees to serve as such, for a period of 36 months commencing May 1, 1997 (the "Consulting Term"), upon and subject to the terms and conditions of this Agreement.

     (a) Nature and Extent of Consulting Services. The consulting services to be provided by Russell shall consist of consultation with, and advice to, the officers and managerial employees of Shoe Carnival, as requested by Shoe Carnival, on subjects related to Shoe Carnival's business affairs. The consulting services of Russell under this Agreement shall be performed at reasonable times when and as needed, as determined by Shoe Carnival. The parties understand and agree that all of the services to be provided by Russell under this Paragraph 3 shall be performed by him as an independent consultant and not as an employee of Shoe Carnival. Russell shall not have any authority to act as an agent or representative of Shoe Carnival, except to the extent expressly authorized in writing by Shoe Carnival.

     (b) Consulting Fees. Conditional upon Russell's performance of his obligations under this Paragraph 3 and his continued compliance with his obligations under Paragraphs 4 and 7, Shoe Carnival agrees to pay consulting fees to Russell at the annual rates specified below:

           12 month  period  ending April 30       Annual Rate
          -----------------------------------     -------------

                       1998                          $50,000
                       1999                          $50,000
                       2000                          $50,000

Such consulting fees shall be paid in annual installments, on the last day of each twelve month period shown above, unless Russell and Shoe Carnival agree otherwise in writing. In the event that Russell breaches any of his obligations under this Paragraph 3 or Paragraphs 4 or 7 of this Agreement, all payments to Russell under this subparagraph 3(b) shall cease.

     (c) Stock Restrictions. Shortly before his execution of this Agreement, Russell was granted stock options (the "Options") to acquire 142,000 shares of Shoe Carnival, Inc. common stock at fair market value on the date of grant, pursuant to the terms of Shoe Carnival's 1993 Stock Option and Incentive Plan. Russell and Shoe Carnival hereby agree that any shares of stock acquired by Russell through the exercise of the Options ("Shares") will be subject to the restrictions described in the following subparagraph (i) (the "Restrictions") for the period described in the following subparagraph (ii) (the "Restriction Period"):

          (i) During the Restriction Period, Russell is prohibited from selling, assigning, transferring, or otherwise disposing of the Shares, except as provided in the following sentence. In the event that Russell breaches any of his obligations under this Paragraph 3 or Paragraph 4 or 7 of this Agreement during the Restriction Period, Russell shall be required to sell to Shoe Carnival, at the exercise price, any Shares that are then subject to the Restrictions.

          (ii) The Restriction Period shall be until April 30, 1998, with respect to Shares attributable to one-third of the Options; until April 30, 1999, with respect to the Shares attributable to one-third of the Options; and until April 30, 2000, with respect to the Shares attributable to one-third of the Options.

Russell and Shoe Carnival further agree that in the event that Russell breaches any of his obligations under this Paragraph 3 or Paragraph 4 or 7 of this Agreement, any Options not yet exercised shall be forfeited by Russell immediately upon the breach.

     (d) Health Insurance Coverage. Subject to the condition of Russell's continuing compliance with all of his obligations under this Paragraph 3 and Paragraphs 4 and 7 of this Agreement, upon the expiration of Russell's COBRA continuation right under The Shoe Carnival, Inc. Group Health Insurance Plan,
(1) Shoe Carnival will assist

Russell in procuring health insurance coverage for Russell (but not for any dependents of Russell) from the Indiana Comprehensive Health Insurance Association ("ICHIA"), a health insurance association similar to ICHIA in the state where Russell then resides, or a another health insurance issuer mutually agreeable to Russell and Shoe Carnival; (2) Shoe Carnival will provide all documentation within its control that is required to establish to the issuer of that health insurance coverage that Russell is an "eligible individual," within the meaning of the federal regulations at 45 CFR Part 148; and (3) Shoe Carnival will pay or reimburse Russell for the premiums for that health insurance coverage, to the extent that those premiums do not exceed $7,000 per year, until Russell becomes eligible for Medicare. All payments to or on behalf of Russell pursuant to this Paragraph 3(d) shall cease, however, in the event that Russell breaches any of his obligations under this Paragraph 3 or Paragraphs 4 or 7 of this Agreement. Russell further agrees that all payments to or on behalf of Russell pursuant to this Paragraph 3(d) shall cease in the event that Russell becomes eligible for group health insurance coverage by reason of other employment obtained by Russell. Russell hereby agrees to notify Shoe Carnival promptly of his eligibility for such group health insurance coverage.

     4. Restrictive Covenant. Russell acknowledges that the consulting services he is to render pursuant to this Agreement are of a special and unusual character with a unique value to Shoe Carnival, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Shoe Carnival of the services that Russell is to provide pursuant to this Agreement, because of the confidential information to be obtained by or disclosed to Russell, and as a material inducement to Shoe Carnival to enter into a consulting arrangement with Russell and to pay Russell the compensation provided for in Paragraph 3, Russell covenants and agrees as follows:

     (a) Noncompetition During Consulting Term. Russell agrees that during the Consulting Term, he will not, directly or indirectly, whether as an owner, stockholder (except as the holder of 5% or less of the stock of a publicly-held corporation), director, officer, partner, employee, consultant, or otherwise, compete or assist a third party in competing with Shoe Carnival in the retail footwear industry within any city or town (1) in which Shoe Carnival operates a retail location or has definitive plans to operate a retail location, and (2) with respect to which Russell renders or has rendered services to Shoe Carnival at any time during his employment with Shoe Carnival or the Consulting Term. Notwithstanding the foregoing, the parties agree that Russell shall be permitted to (1) establish and operate his own, independent retail footwear store in Destin, Florida, and (2) operate retail kiosk shoe outlets of Fever, Inc. at the following locations: Tyson's Corner in McLean, VA; Pentagon City in Arlington, VA; Roosevelt Field in Long Island, NY; Garden State Plaza in Paramus, NJ; King of Prussia Mall in King of Prussia, PA; South Shore Plaza in Boston, MA; Oakbrook Mall in Chicago, IL; Mall of America in Bloomington, MN; Dadeland Mall in Miami, FL; Boca Raton Towne Centre in Boca Raton, FL; Broward Mall in Plantation, FL; Galleria in Dallas, TX; Galleria in Houston, TX; Fashion Mall in Las Vegas, NV; University Town Center in San Diego, CA; Fashion Valley in San Diego, CA; Sherman Oaks Galleria in Los Angeles, CA; Beverly Town Center in Beverly Hills, CA; Topanga Mall in Topanga, CA; and such other locations as are, from time to time, approved by Shoe Carnival in writing.

     (b) Noncompetition After Consulting Term. For a period of 24 months from the end of the Consulting Term, Russell agrees that he shall not, directly or indirectly, whether as an owner, stockholder (except as the holder of 5% or less of the stock of a publicly-held corporation), director, officer, partner, employee, consultant, or otherwise, compete with or assist a third party in competing with Shoe Carnival in the retail footwear industry within any city or town in the United States (1) in which Shoe Carnival is operating a retail location at the end of the Consulting Term or has definitive plans to operate a retail location within 12 months following the end of the Consulting Term, and
(2) with respect to which Russell renders or has rendered services to Shoe Carnival at any time during his employment with Shoe carnival or the Consulting Term. Notwithstanding the foregoing, the parties agree that Russell shall be permitted to (1) establish and operate his own, independent retail footwear store in Destin, Florida, and (2) operate retail kiosk shoe outlets of Fever, Inc. at the following locations: Tyson's Corner in McLean, VA; Pentagon City in Arlington, VA; Roosevelt Field in Long Island, NY; Garden State Plaza in Paramus, NJ; King of Prussia Mall in King of Prussia, PA; South Shore Plaza in Boston, MA; Oakbrook Mall in Chicago, IL; Mall of America in Bloomington, MN; Dadeland Mall in Miami, FL; Boca Raton Towne Centre in Boca Raton, FL; Broward Mall in Plantation, FL; Galleria in Dallas, TX; Galleria in Houston, TX; Fashion Mall in Las Vegas, NV; University Town Center in San Diego, CA; Fashion Valley in San Diego, CA; Sherman Oaks Galleria in Los Angeles, CA; Beverly Town Center in Beverly Hills, CA; Topanga Mall in Topanga, CA; and such other locations as are, from time to time, approved by Shoe Carnival in writing .

     (c) Extension of Restrictions. If a court of competent jurisdiction finds that Russell has violated any of the restrictions set forth in this Paragraph 4, then the parties agree that all such restrictions set forth in this Paragraph 4 automatically shall be extended by the number of days that a court determines Russell to have been in violation of such restrictions.

     (d) Confidential Information. As used in this Agreement, the term "Confidential Information" means any and all of Shoe Carnival's trade secrets, confidential proprietary information, and all information and data that is not generally known to third persons not associated with Shoe Carnival and/or that provides Shoe Carnival with competitive advantages. The parties agree that Confidential Information shall not cease to be Confidential Information for purposes of this Agreement simply because another individual with a duty to maintain the confidentiality of the Confidential Information discloses it in violation of that duty. Russell hereby agrees that he will not at any time after termination of his employment with Shoe Carnival use or disclose to any others any of the Confidential Information, except as authorized in writing by Shoe Carnival. Russell agrees that Shoe Carnival owns all of the Confidential Information and Russell has no rights, title, or interest in any of the Confidential Information. Russell agrees that upon the termination of his employment with Shoe Carnival on May 1, 1997, he shall surrender promptly to Shoe Carnival any and all trade secrets, internal memoranda, and other documents in his possession disclosing any Confidential Information.

     (e) Remedies and Enforcement. Russell acknowledges that any violation of this Paragraph 4 by him will cause irreparable damage to Shoe Carnival, that such damage will be incapable of precise measurement, and that, as a result, Shoe Carnival will not have an adequate remedy at law to redress the harm that such violation will cause. Therefore, in addition to any other rights or remedies Shoe Carnival may have as a result of the violation of this Paragraph 4 by Russell, Russell agrees that Shoe Carnival shall be entitled to injunctive relief, including but not limited to temporary restraining order and preliminary and permanent injunction, to restrain any violation of this Paragraph 4 by Russell. Russell hereby agrees and consents that such injunctive relief may be entered in any state or federal court of record in Vanderburgh County, Indiana, or in the state and county in which such violation may occur, or in any other court having jurisdiction, at the election of Shoe Carnival, without security. Russell agrees and hereby does submit to personal jurisdiction before each and every such court for that purpose. In addition to any other relief to which it shall be entitled, Shoe Carnival shall be entitled to recover from Russell the costs and reasonable attorneys' fees incurred by Shoe Carnival in seeking enforcement of this Paragraph 4 or relief from any violation by Russell of this Paragraph 4.

     5.  Russell's  Waiver/Release  of ADEA  Rights and  Claims.

     (a) Waiver and Release. By signing this Agreement, Russell waives any rights or claims against Shoe Carnival and each and all of its affiliates, directors, officers, agents, employees, representatives, and attorneys and their successors, heirs, administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively referred to as "Releasees") that have arisen or may arise under the ADEA on or before the date that Russell signs this Agreement. Russell and Shoe Carnival specifically agree that because Russell knows and agrees that his employment with Shoe Carnival will end on May 1, 1997, any and all claims concerning that event, including but not limited to any claims under the ADEA, presently are in existence and are hereby being waived.

     (b) Consideration Period. Russell acknowledges that Shoe Carnival has advised him, and he understands, that he has 21 days to consider and accept this Agreement by signing and returning this Agreement to Shoe Carnival.

     (c) Revocation Period. Russell acknowledges that Shoe Carnival has advised him, and he understands, that for a period of seven days following Russell's signing of this Agreement, Russell may revoke this Agreement. This Agreement shall not be effective or enforceable against Russell if he revokes it by written notice to Shoe Carnival not later than seven days after he signs it. Russell acknowledges that Shoe Carnival has advised him, and he understands, that this Agreement will not become binding and enforceable until the seven day revocation period referred to in this subparagraph (c) has expired.

     (d) Consultation With Attorney. Russell acknowledges that Shoe Carnival has advised him to consult with an attorney prior to signing this Agreement.

     (e) Claims Not Released. By executing this Agreement, Russell does not waive or release any rights or claims under the ADEA that may arise after the date Russell executes this Agreement.

     (f) Nonadmission. Russell acknowledges that this Agreement and the actions taken pursuant to this Agreement do not constitute an acknowledgment or an admission on the part of Shoe Carnival of any liability to Russell under the ADEA.

     6. Russell's Waiver/Release Of All Other Claims. By signing this Agreement, Russell waives any rights or claims against any and all of the Releasees that have arisen or may arise on or before the date Russell signs this Agreement. Russell, for himself and his heirs, executors, administrators, and assigns, also releases and discharges each and all of the Releasees from any and all charges, complaints, claims, demands, liabilities, obligations, actions, or causes of action of any kind or nature, whether known or unknown, suspected or unsuspected, that he has asserted or could have asserted in any form, whether administrative or judicial, arising out of, connected with, or incidental to any act, omission, or event occurring in whole or in part on or prior to the date he signs this Agreement, including, but not limited to, any and all claims arising from his employment with Shoe Carnival or the termination of that employment relationship. The parties intend that the claims released pursuant to this Agreement be construed as broadly as possible. Russell understands and expressly agrees that the claims released pursuant to this Agreement include any claim or claims he may have for costs or attorneys' fees in connection with any action arising from or attributable to the matters covered by this Agreement or this Agreement itself.

     7. Russell's Covenant Not to Sue. Russell agrees and covenants not to sue, file any complaint or charge, or bring any administrative or other kind of legal action whatsoever against the Releasees or any of them based on any claims or facts in existence as of the date Russell signs this Agreement, whether known or unknown, suspected or unsuspected, including but not limited to any claims involving his employment with Shoe Carnival or the termination of that employment relationship, and Russell expressly agrees that if he does so, he will be in breach of this Agreement and will pay, in addition to any of the other remedies to which Shoe Carnival may be entitled, any and all expenses, including legal fees, that Shoe Carnival incurs in defense of any such action.

     8. Confidentiality. Russell agrees to keep completely confidential and, unless required by law or any lawful authority to do so, not to disclose any of the terms and conditions of this Agreement to any person except his attorney, accountant, or tax preparer.

     9. Nonadmission. By entering into this Agreement, Shoe Carnival does not admit any liability to Russell on any basis, and Shoe Carnival specifically denies that it has violated any law, duty, or contract, or engaged in any wrongful conduct.

     10. Benefit and Nonassignability. The rights and obligations of Shoe Carnival under this Agreement will inure to the benefit of Shoe Carnival and its successors and assigns. The rights of Russell hereunder shall not be assignable by Russell but in the event of his death shall inure to the benefit of the executor or other personal representative of his estate.

     11. Negotiated Agreement; Construction. This Agreement is the result of negotiations among the parties, and no party shall be deemed to be the drafter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

     12. Governing Law. The terms and conditions of this Agreement and the parties' rights and obligations hereunder shall be construed under and be governed by the internal laws of the State of Indiana, without regard to principles of choice of law.

     13. Captions. The captions in this Agreement are for convenience and for identification purposes only, are not integral parts of this Agreement, and are not to be considered in the interpretation of any part of this Agreement.

     14. Severability. The parties agree that if any provision of this Agreement or any construction or application of any provision of this Agreement is held to be unenforceable or invalid for any reason, then the validity of all of the remaining provisions shall not be affected, and the rights and obligations of each of the parties shall be construed and enforced as if the Agreement did not contain such invalid provision or, as the case may be, invalid construction or application of such provision; provided, however, that the economic and legal substance of this Agreement is not affected in any manner materially adverse to any party.

     15. Consultation with Counsel; Voluntary Agreement. Russell acknowledges that he has had ample opportunity to consult with an attorney and to make suggestions or changes to the terms and language of this Agreement. Russell further acknowledges that he has read this Agreement, knows and understands its terms and contents, and is voluntarily entering into it.

     16. Entire Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement. No amendment or modification of any provision of this Agreement pertaining to Russell shall be effective unless and until agreed to in writing by both Russell and Shoe Carnival. To be effective, a waiver of any right under this Agreement must be in writing and signed by the waiving parties.

                  IN WITNESS WHEREOF, this Agreement is executed as of the date stated below.



Date: 05/28/97                                /S/ David H. Russell
                                              David H. Russell




                                              SHOE CARNIVAL, INC.


Date: 05/29/97                                By:/s/ Mark L. Lemond

                                              Title: President & CEO